SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

ISCO INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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The following is a press release issued by ISCO International, Inc.

News Release

CONTACT: Frank Cesario PHONE: 847-391-9412 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL ANNOUNCES FILING OF PRELIMINARY PROXY

Mt. Prospect, IL (April 18, 2002) – ISCO International, Inc. (OTC: ISCO), a global supplier of interference-control solutions for the wireless telecommunications industry, announced today that it has filed a Preliminary Proxy Statement with the Securities and Exchange Commission. In that statement, it is indicated that the Company plans to seek shareholder approval to take appropriate measures, including the possibility of a reverse split of the Company’s common stock, in order to meet listing requirements for the American Stock Exchange (“AMEX”).

“The Company has been delisted since June 1999, and we believe that we are now in a position to satisfy the requirements for relisting,” said Dr. George Calhoun, Chairman and CEO of ISCO. “We have been in discussion with the American Exchange for some time. The Company believes that the only significant outstanding requirement is its ability to meet the minimum share-price requirement of $3.00 for a newly listing. We have an adequate market capitalization, but because we have a large number of shares outstanding, we do not meet the share price requirement.

“I believe that it is now time for us to relist the company. This will allow institutional investors and analysts to consider ISCO for potential investment, which many of them are now precluded from doing because we are not listed. These investors control a large majority of the funds in the financial markets generally, and I believe that we will see a healthy interest from investors who may find our business and our performance attractive. In short, I think this will help strengthen the value of the company.

“I must also caution, however, that there is no guarantee that any application for listing would be successful. Based on discussions with the AMEX, we believe that an increase in the share price to meet the threshold is the only substantive further step we need to take. However, the American Stock Exchange would still review our application in its entirety and make its decision based upon a comprehensive assessment of the company’s situation.”

On an unrelated matter, the Company also indicated that Chuck Willes is no longer with the Company. Frank Cesario is assuming the role of Acting CFO, and the Company has undertaken a search for a replacement.

Shareholders are urged to read the proxy materials when they become available because they contain important information. You may obtain a copy of these materials free of charge at the Commission’s web site at www.sec.gov.

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5 G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company’s common stock because of its de-listing from the NASDAQ National Market in June 1999; lack of certainty as to the impact on our stock price due to a reverse stock split. If effected; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.